Filed pursuant to Rule 433

Registration Statement No. 333-175733

Final Term Sheet

July 19, 2012

eBay Inc.

Final Term Sheet

July 19, 2012

This final term sheet supplements, and should be read in conjunction with, eBay Inc.’s preliminary prospectus supplement dated July 19, 2012 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated July 22, 2011 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	eBay Inc. (the “Company”)

Title of Securities:	0.70% Notes due 2015 (the “2015 Notes”)

1.35% Notes due 2017 (the “2017 Notes”)

2.60% Notes due 2022 (the “2022 Notes”)

4.00% Notes due 2042 (the “2042 Notes”)

Security Type:	Senior Unsecured Notes

Size:	2015 Notes: $250,000,000

2017 Notes: $1,000,000,000

2022 Notes: $1,000,000,000

2042 Notes: $750,000,000

Maturity:	2015 Notes: July 15, 2015

2017 Notes: July 15, 2017

2022 Notes: July 15, 2022

2042 Notes: July 15, 2042

Coupon (Interest Rate):	2015 Notes: 0.70% per year, accruing from July 24, 2012

2017 Notes: 1.35% per year, accruing from July 24, 2012

2022 Notes: 2.60% per year, accruing from July 24, 2012

2042 Notes: 4.00% per year, accruing from July 24, 2012

Yield to Maturity:	2015 Notes: 0.700%

2017 Notes: 1.362%

2022 Notes: 2.615%

2042 Notes: 4.057%

Spread to Benchmark Treasury:	2015 Notes: 40 bps

2017 Notes: 75 bps

2022 Notes: 110 bps

2042 Notes: 145 bps

Benchmark Treasury:	2015 Notes: 0.250% due July 15, 2015

2017 Notes: 0.750% due June 30, 2017

2022 Notes: 1.750% due May 15, 2022

2042 Notes: 3.125% due February 15, 2042

Benchmark Treasury Price and Yield:	2015 Notes: 99-27 1/4 ; 0.300%

2017 Notes: 100-21+; 0.612%

2022 Notes: 102-04+; 1.515%

2042 Notes: 110-20; 2.607%

Interest Payment Dates:	2015 Notes: July 15 and January 15 of each year, beginning January 15, 2013

2017 Notes: July 15 and January 15 of each year, beginning January 15, 2013

2022 Notes: July 15 and January 15 of each year, beginning January 15, 2013

2042 Notes: July 15 and January 15 of each year, beginning January 15, 2013

Redemption Provision:	The 2015 Notes may be redeemed by the Company at its option at any time or from time to time prior to their maturity, the 2017 Notes may be redeemed by the Company at its option at any time or from time to time prior to their maturity, the 2022 Notes may be redeemed by the Company at its option at any time or from time to time prior to April 15, 2022, and the 2042 Notes may be redeemed by the Company at its option at any time or from time to time prior to January 15, 2042, in each case either in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes of the applicable series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes of such series to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 7 basis points in the case of the 2015 Notes, 12.5 basis points in the case of the 2017 Notes, 20 basis points in the case of the 2022 Notes and 25 basis points in the case of the 2042 Notes, plus accrued and unpaid interest to the redemption date.

On and after April 15, 2022, the Company at its option may redeem the 2022 Notes, and on and after January 15, 2042, the Company at its option may redeem the 2042 Notes, in each case at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of the applicable series to be redeemed, plus accrued and unpaid interest to the redemption date.

Price to Public:	2015 Notes: 100.000%, plus accrued interest, if any

2017 Notes: 99.943%, plus accrued interest, if any

2022 Notes: 99.869%, plus accrued interest, if any

2042 Notes: 99.017%, plus accrued interest, if any

Trade Date:	July 19, 2012

Settlement Date:	July 24, 2012

Ratings:	A2 (stable) by Moody’s Investors Service, Inc.

A (stable) by Standard & Poor’s Ratings Services

A (stable) by Fitch, Inc.

CUSIP/ISIN:	2015 Notes: 278642 AD5 / US278642AD50

2017 Notes: 278642 AG8 / US278642AG81

2022 Notes: 278642 AE3 / US278642AE34

2042 Notes: 278642 AF0 / US278642AF09

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Senior Co-Managers:	Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Morgan Stanley & Co. LLC

RBS Securities Inc.

Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

The Williams Capital Group, L.P.

UBS Securities LLC

The security ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Citigroup Global Markets Inc. at 1-877-858-5407, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Deutsche Bank Securities Inc. at 1-800-503-4611.